Exhibit 4.10

AMENDMENT TO

THE EXECUTIVE- AND BUSINESS MANAGER EMPLOYMENT CONTRACT

between

Prima BioMed GmbH, Leipzig,

Local Court Leipzig HRB 27135

(the “Company”)

and

Marc Voigt

(the “Managing Director” or “Mr. Voigt”)

(the Company and the Managing Director hereinafter the “Parties” and each of them a “Party”)

8 September 2016

Table of Contents

Table of Contents	2

Preliminary Remarks	3

§ 1 Amendments to the Managing Director Contract	3

§ 2 Final Provisions	4

List of Annexes	5

Signature Page(s)	6

Preliminary Remarks

A.	The Managing Director already holds the office of managing director of the Company and has entered into an Executive- and Business Manager Employment Contract with the Company with effect from July 9th, 2014 which is attached hereto as ANNEX A (the “Managing Director Contract”).

B.	The Parties intent to make certain amendments the Managing Director Contract, in particular, but without limitation, it is intended to prolong the existing term by three full years and to contingently increase the Managing Director’s Salary from 1 January 2017 on.

NOW, THEREFORE, the Parties enter into the following agreement (the “Agreement”):

§ 1

Amendments to the Managing Director Contract

1.1	The Managing Director Contract shall be amended as follows:

a)	The term of the Managing Director Contract pursuant to Paragraph 2 shall be extended by additional three years, i.e. until the lapse of 8 July 2020.

b)	With effect as from, and including, 1 January 2017 the provision on the compensation contained in Paragraph 3, Section 1 shall be replaced by the following provision:

“1.	Mr. Voigt shall receive an annual gross salary of € 215,000.00 (the “Definite Salary”) plus an additional contingent gross salary increase of € 35,000 per annum (the “Increase Amount”). However, the Increase Amount is contingent upon Mr. Voigt achieving a certain one time performance milestone as resolved by the shareholder (i.e. Prima BioMed Ltd.) The Increase Amount will be owed by the Company in full for the first time for such year, in which such performance milestone is achieved. The Definite Salary is payable in twelve even monthly instalments at the end of each month. In the year of the achievement of the performance milestone, a pro rata portion (months lapsed in such year, including month of milestone achievement / 12) of the Increase Amount will be due for payment at the end of the month in which the milestone was achieved; thereafter, in the remaining months of such year and in the following years of the term, the Increase Amount is payable in equal monthly instalments (Increase Amount / 12) together with the Definite Salary. The Company may further pay Mr. Voigt a discretionary cash bonus dependent on his performance.”

1.2	All other provisions of the Managing Director Contract shall remain unaffected by this Agreement and in full force and effect.

§ 2

Final Provisions

2.1	Any provision of this Agreement may be amended or waived only if such amendment or waiver is by written instrument executed by the Parties and explicitly referring to this Agreement, unless a stricter form is required by law. The foregoing shall also apply with respect to a waiver of the requirement of the written form pursuant to this subsection.

2.2	Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the economic intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement; in this case a suitable and equitable provision shall be deemed to have been agreed upon which reflects what the Parties, in the light of the economic intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed upon which comes as close as possible to the stipulated time period or performance.

2.3	This Agreement shall be exclusively governed by the laws of the Federal Republic of Germany (without its choice of law provisions). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

2.4	This contract is executed in the German and English languages. In the event of any inconsistencies, the English version shall prevail.

List of Annexes

Annex A	Executive- and Business Manager Employment Contract of July 9th, 2014

Signature Page

For Prima BioMed GmbH

/s/ Deanne Miller	/s/ Marc Voigt
Prima BioMed Ltd. as sole shareholder represented by Deanne Miller	Marc Voigt